Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That the name of this Corporation is Chanticleer Holdings, Inc. The Certificate of Incorporation of this Corporation was originally filed with the office of the Secretary of State of the State of Delaware on October 21, 1999 under the name Tulvine Systems, Inc. The name of this Corporation was changed to Chanticleer Holdings, Inc. by the Certificate of Merger filed with the office of the Secretary of State of the State of Delaware on May 2, 2005.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Certificate of Incorporation as follows:

RESOLVED, that Article I of the Certificate of Incorporation be amended and restated in its entirety as follows:

“The name of this corporation is: Sonnet BioTherapeutics Holdings, Inc.”

THIRD: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL.

FOURTH: Other than as set forth in this Certificate of Amendment, the Certificate of Incorporation shall remain in full force and effect, without modification, amendment or change.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment to the Certificate of Incorporation and affirms the statements herein contained on this 1st day of April, 2020

CHANTICLEER HOLDINGS, INC.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

-2-